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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

        Galey,                      Robert                         D.
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        (Last)                      (First)                        (Middle)

                       1593 Spring Hill Road, Suite 400
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                                   (Street)

        Vienna,                     VA                                22182
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               5/20/99
                                                                  --------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
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4.  Issuer Name and Ticker or Trading Symbol     The WMF Group, Ltd. (WMFG)
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [ ] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

                            Chief Information Officer
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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)

     X  Form Filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
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             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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Common Stock,
par value $.01              170                 D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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Options to purchase Common       (1)     7/2/08   Common Stock, par      7,500          $9.15              D
Stock                                             value $.01
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Options to purchase Common       (2)     2/1/09   Common Stock, par     10,000          $7.00              D
Stock                                             value $.01
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Explanation of Responses:
(1) Options awarded August 24, 1998, which vest in five equal installments beginning January 31, 1999 and then on January 31 of 2000, 2001, 2002 and 2003.

(2) Options awarded February 1, 1999, which vest in four equal installments beginning June 30, 1999 and then on January 31 of 2000, 2001 and 2002.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                              /s/ Robert D. Galey                May 24, 1999
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                              **Signature of Reporting Person        Date
                                Robert D. Galey